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EXHIBIT 10.1

DOWNEY FINANCIAL CORP.
Summary of 2006 Annual Incentive Plan
for Executive Management

OBJECTIVE

The Downey Financial Corp. Annual Incentive Plan for Executive Management (the “Plan”) is designed to motivate and reward eligible executive management of Downey Financial Corp., Downey Savings and Loan Association, F.A., and DSL Service Company (the “Company”) for performance that results in achievement of key organizational and individual executive goals. Objectives are established to align executives’ interest and performance with the interests of Downey Financial Corp.

ELIGIBILITY

Those eligible to participate in the Plan include executives with broad responsibility and decision-making authority who have a major impact on the results of their own functional areas and on the overall performance of Downey Financial Corp. Plan participation and participation level (expressed as a percentage of base salary) is subject to the approval of the Compensation Committee and the independent directors of the Board of Directors of Downey Financial Corp. (the “Board”), and may be revised by the independent directors of the Board. For those individuals who become eligible to participate mid-year, the incentive award is prorated for the percentage of the year the employee was eligible to participate. If an eligible employee receives a base salary adjustment during the fiscal year, the annual base salary is prorated for the percentage of the year each salary was in effect and the incentive payment is calculated on the adjusted base salary.

PERFORMANCE MEASURES

The Plan consists of two separate measurement factors which are combined to establish the total incentive opportunity. A participant’s ability to earn any portion of the incentive is based on (a) the successful attainment of the Company’s Business Performance as measured by net income and (b) Individual Performance.

BUSINESS PERFORMANCE

In determining any potential award, the Business Performance component is based on a Net Income target. In order for any award to be paid pursuant to the Plan, the Business Performance Percentage must be 80% or greater. The Business Performance Percentage is adjusted as illustrated in the table below to determine the Adjusted Business Performance Percentage (or bonus potential) before Individual Performance is taken into account. The Adjusted Business Performance Percentage is increased in 2% increments for every percentage the Business Performance Percentage is above 80% and at or below 100%, and is increased in 1% increments for every percentage the Business Performance Percentage is above 100%, up to a maximum business percentage of 120%.

		Adjusted Business
Actual	Business Performance	Performance Percentage
Net Income	Percentage	(i.e., Bonus Potential)
[Redacted]	120%	120%
[Redacted]	100%	100%
[Redacted]	80%	60%
	Below 80%	0%

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INDIVIDUAL PERFORMANCE

Individual Performance is evaluated and a performance rating is established by the Chief Executive Officer, all of which is subject to the review and approval of the Compensation Committee and the independent directors of the Board. Individual performance is evaluated based upon the following criteria: planning; initiative; communication and interpersonal skills; decision making and problem solving; efficiency and effectiveness; budget and expenses; judgment; and leadership.

The table below summarizes the Individual Performance ratings and corresponding percentage adjustments.

Individual Performance
Individual Performance	Percentage Factor
5 – Outstanding Performance	110% - 120%
4 – Exceeds Expectations	100% - 110%
3 – Meets Expectations	80% - 100%
2 – Needs Improvement	0% - 80%
1 – Not Performing Job	0%

CALCULATION OF AWARD

The actual award received, if any, is based on the following Formula (see attached example):

Base		Individual Target		Adjusted Business		Individual
Salary	x	Bonus %	x	Performance	x	Factor	=	Bonus

PAYMENT

Overall performance is assessed within 60 days after the end of the applicable fiscal year. The participant must be actively employed on the date of the payout in order to receive an incentive payment, unless termination is due to death, incapacitation or retirement. Payment will be prorated in these situations. Awards are paid in February following the applicable fiscal year or as soon as administratively possible. Checks are subject to appropriate tax withholdings as well as any 401(k) and/or deferred compensation deductions.

TERMINATION AND MODIFICATION

The Plan is reviewed periodically to evaluate its effectiveness. The independent directors of the Board have the authority to modify or terminate any part of the Plan, in their sole discretion, at any time.

EFFECTIVE DATE

The Plan operates on a fiscal year basis and this Plan summary is effective January 1, 2006.

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